Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made this 19th day of January, 2012 (the “Execution Date”), by and between PUMA BIOTECHNOLOGY, INC., a Delaware corporation with principal executive offices at 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California (the “Company”), and ALAN H. AUERBACH (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company’s predecessor hired the Executive on September 15, 2010 (the “Hire Date”) and the Company currently employs the Executive as its President and Chief Executive Officer; and

WHEREAS, the Company desires to continue employing the Executive, and the Executive desires to continue serving the Company, as its President and Chief Executive Officer, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2. Term. The employment of the Executive by the Company as provided in Section 1 shall continue until September 1, 2014 unless sooner terminated in accordance with the provisions of Section 9 below (the “Initial Term”); provided, however, that the Term shall be extended automatically for additional one-year periods (each a “Renewal Term”) unless one party shall advise the other in writing at least 60 days before the expiration of the Initial Term or any Renewal Term, as applicable, that this Agreement shall no longer be so extended. For purposes of this Agreement, the “Term” shall include the Initial Term and any subsequent Renewal Term(s). In the event the Company provides notice of its decision not to extend the Term and, at the time of such notice, the Executive is willing and able to continue providing services in accordance with the terms of this Agreement, such notice shall be deemed a termination without Cause under this Agreement. The parties acknowledge that, notwithstanding the fact that this Agreement memorializes and governs the terms of the Executive’s employment with the Company beginning on the Hire Date, the Executive has received all remuneration owed to him by the Company in any form in respect of the period of his employment preceding the Execution Date (other than any Base Salary payable for any pay period beginning prior to the Execution Date and ending on or after the Execution Date (if any)).

3. Duties; Best Efforts; Place of Performance.

(a) The Executive shall serve as President and Chief Executive Officer of the Company and shall perform, subject to the direction of the Board of Directors of the Company (the “Board”), such duties as are customarily performed by the President and Chief Executive Officer. The Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder.

(b) The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not, during the Term, be actively engaged in any other business activity that (i) is pursued for gain, profit or other pecuniary advantage, or (ii) will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Directorship. Subject to the provisions of applicable law and approval by the Company’s stockholders, the Executive shall be included in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire, unless such inclusion of the Executive would violate applicable fiduciary duties. If elected by the Company’s stockholders, the Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5. Compensation. Subject to Section 2 above, as full compensation for the performance by the Executive of his duties under this Agreement, the Company shall, during the Term, pay the Executive as follows:

(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of $470,000 per annum, payable in equal semi-monthly installments during the Term, or otherwise in accordance with the Company’s regular payroll practices in effect from time to time (but in no event less often than monthly). Notwithstanding the foregoing, the parties acknowledge and agree that no Base Salary was earned or payable for any periods prior to September 1, 2011. The Board shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b) Discretionary Bonus. At the sole discretion of the Board, the Executive shall be eligible to receive an annual discretionary bonus (the “Discretionary Bonus”) in an amount up to fifty percent (50%) of the Base Salary, based upon his performance on behalf of the Company during the prior year; provided, however, that the Executive’s Discretionary Bonus with respect to the Company’s 2011 fiscal year (if any) shall be pro rated based on the period of the Executive’s actual service during such fiscal year. The Discretionary Bonus shall be paid within 30 days of the date the Discretionary Bonus (if any) is awarded by the Board. In addition, the Board shall annually review the Discretionary Bonus opportunity to determine whether an increase in the amount thereof is warranted.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(d) Equity Incentive Awards.

(i) As soon as practicable after the Execution Date, the Company shall grant to the Executive an option to purchase 200,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2011 Incentive Award Plan (the “Plan”). The Option shall be granted with an exercise price equal to the Fair Market Value (as defined in the Plan) of the shares underlying the Option on the date of grant and shall vest, subject to Section 10(d)(ii) below, as to one-third (1/3rd) of the shares subject thereto on the first anniversary of the Execution Date and as to an additional one-thirty-sixth (1/36th) of the shares subject thereto on each monthly anniversary of the Execution Date thereafter. Subject to the foregoing, the terms and conditions of the Option shall be set forth in a stock option agreement (the “Option Agreement”) and shall be governed by the terms and conditions of the Option Agreement and the Plan.

(ii) In addition, the Board shall review the aggregate number of stock options and/or other equity incentive awards granted to the Executive not less frequently than annually in order to determine whether new or additional equity incentive awards are warranted, and the Executive shall be eligible to receive grants of equity incentive awards as determined by the Board. Notwithstanding the foregoing, to the extent that (1) an annual award of stock options and/or other equity incentive awards is made to one or more senior executive officers or directors of the Company (other than the Executive), and/or (2) a special incentive or other non-recurring award of stock options and/or other equity incentive awards is made to the non-employee members of the Board as a group, in either case, in any year during the Term, the Executive shall be entitled to receive an annual equity incentive award for such year that is no less favorable, in the aggregate, than the most favorable annual equity incentive award made to another executive officer or director of the Company for such year. For the avoidance of doubt, in no event shall the immediately preceding sentence entitle the Executive to receive any new or additional award in connection with the grant to another executive officer or director, as applicable, of any new hire award, any award made in connection with a director’s initial election to the Board, any special bonus award to any particular officer or director (other than to non-employee members of the Board as a group) and/or any other equity incentive award, in any case, that would not properly be characterized as either an annual award or an award to non-employee members of the Board as a group, as determined by the Board.

(e) Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise substantiated in accordance with the Company’s expense reimbursement policy applicable to its senior executives, as may from time to time be adopted or revised by the Company.

(f) Other Benefits. The Executive shall be eligible to participate in any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. This Section 5(f) shall not obligate the Company to adopt or maintain any benefit or other plan or plans at any time.

(g) Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company; provided, however, that the Executive shall not be entitled to accrue more than six (6) weeks of accrued vacation time at any given time. In the event that the Executive has accrued the maximum of six (6) weeks accrued and unused vacation time, the Executive shall cease accruing further vacation time until such time as the Executive’s accrued and unused vacation time is less than such maximum amount. Vacation time so accrued shall be used in accordance with applicable Company policy.

6. Confidential Information and Inventions.

(a) The Executive recognizes and acknowledges that in the course of his duties he has received and will continue to receive confidential or proprietary information owned by the Company, its subsidiaries or third parties with whom the Company has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its subsidiaries. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), clinical and regulatory plans, filings and protocols, client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, supply arrangements, financing methods, plans or the business and affairs of the Company or of any subsidiary of the Company or client of the Company. The Executive expressly acknowledges the trade secret and/or proprietary status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others, except as required in the proper execution of the Executive’s duties to the Company; and (ii) not to take any Confidential and Proprietary Information, or embodiments thereof in Company materials or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all such Confidential and Proprietary Information, or embodiments thereof in Company materials and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment. Notwithstanding anything herein to the contrary the following shall not constitute Confidential and Proprietary Information: (i) information that the Executive can demonstrate was already known to him prior to the commencement of his employment with the Company, including the period prior to the Hire Date, (ii) information that is in or has entered the public domain through no breach of this Agreement or other wrongful act of the Executive, and (iii) information that has been rightly received from a third party who is not under any obligation of confidentiality with respect to such information.

(b) Except with prior written authorization by the Company or until such time as such information becomes available in the public domain other than as a result of the Executive’s violation of the provisions of this Section 6, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, including without limitation any confidential, scientific, technical or business information of any other party to whom the Company or any of its subsidiaries owes an obligation of confidence, at any time during or after his employment with the Company.

(c) The Executive agrees that all inventions, discoveries, improvements, technologies, trade secrets and patentable, trademarked or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business, provided, further, that in no event may the Board waive the Company’s right with respect to any Invention relating to the field of oncology. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, trademarks, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, trademarks, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings or challenges in respect of such applications and any opposition proceedings or challenges or petitions or applications for revocation of such letters patent, trademark, copyright or other analogous protection.

(d) The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its subsidiaries (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its subsidiaries or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such subsidiary and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company; provided, however, that the Board may in its sole discretion agree to waive the Executive’s obligations pursuant to this Section 6(d) with respect to any Third Party

Invention that is neither competitive nor potentially competitive with the Company’s business, provided, further, that in no event may the Board waive the Company’s right with respect to any Invention relating to the field of oncology.

(e) The provisions of this Section 6 shall survive any termination of this Agreement.

(f) The Executive has been notified and understand that the provisions of Section 6 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides as follows:

“(a)	Any provision in an employment agreement which provides that an Executive shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the Executive for the employer.

(b)	To the extent a provision in an employment agreement purports to require an Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

7. Non-Solicitation and Non-Disparagement.

(a) During the Term and for a period of 18 months following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any such subsidiary or solicit any former employee who was employed by the Company or any subsidiary within one year prior to the date of any such solicitation.

(b) The Executive agrees that both during the Term and at all times following the termination of the Executive’s employment with the Company, the Executive shall not directly or indirectly disparage, whether or not such information is true, the name or reputation of the Company (including its officers and directors). The Company agrees, that, both during the Term and at all times following the termination of the Executive’s employment with the Company, the Company’s officers and directors, in each case for so long as they continue to be employed by the Company or serve on the Board, as applicable, shall not publicly disparage, whether or not such information is true, the name or reputation of the Executive. Notwithstanding anything to the contrary in this subsection, either party may make any statement necessary to respond to any government investigation, to comply with any court, legal or regulatory order or other requirement, or to comply with any subpoena.

(c) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

(d) Each of the rights and remedies enumerated in Section 7(c) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Section 6 above or in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Section 6 above or in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(f) The provisions of this Section 7 shall survive any termination of this Agreement.

8. Representations and Warranties by the Executive. The Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflicts with or constitutes a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(b) The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9. Termination. The Executive’s employment may be terminated as follows:

(a) The Executive’s employment hereunder may be terminated by the Board for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder except where the performance of such duties is deemed unlawful, which, to the extent capable of cure, is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company;

(ii) Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board), the business or reputation of the Company or any of its subsidiaries, taken as a whole;

(iii) Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board;

(iv) The Executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company (which shall include interviewing the Executive) following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board;

(vi) Any misappropriation or embezzlement of the property of the Company or its subsidiaries (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii) Material breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company.

(b) The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Executive’s employment hereunder may be terminated by the Board due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Executive’s employment hereunder may be terminated by the Company (or its successor) in connection with the occurrence of a Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Puma Biotechnology, Inc. 2011 Incentive Award Plan (as amended from time to time).

(d) The Executive’s employment may be terminated by the Executive for Good Reason. “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company corrects in all material respects the circumstances constituting Good Reason (provided such circumstances are capable of correction) in accordance with the correction provisions described below:

(i) A material diminution in the Executive’s Base Salary, excluding any reduction applicable equally to all executive officers of the Company following a material decline in the Company’s earnings, public image, or performance;

(ii) A material diminution in the Executive’s authority, duties or responsibilities;

(iii) A change in the geographic location at which the Executive must perform services to a location that is greater than 25 miles from the Company’s principal place of business as of the Execution Date;

(iv) A direction to the Executive to take any action that that violates any applicable legal or regulatory requirement; or

(v) Any other action or inaction that constitutes a material breach by the Company (including its officers and directors) of its obligations under this Agreement;

provided, however, that no termination shall be deemed a termination by the Executive for Good Reason unless and until (x) the Executive provides the Board with written notice of the circumstances constituting Good Reason within 90 days after the date that the Executive first becomes aware of the existence of such circumstances; (y) the Company fails to correct the circumstance so identified within 30 days after the receipt of such notice (if capable of correction); and (z) the effective date of the Executive’s termination of employment occurs no later than 150 days after the date that the Executive first becomes aware of the of the event or circumstances constituting Good Reason.

(e) The Executive’s employment may also be terminated by the Executive or by the Company for any reason or no reason, subject in all cases to the provisions of Section 10 hereof.

10. Compensation upon Termination. The Company shall be obligated to pay the compensation and other benefits to the Executive described in this Section 10 in the event the Executive’s employment is terminated during the Term:

(a) Death or Disability. If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, in each case through the date of his death or Disability, his Base Salary, any Discretionary Bonus that has been awarded by the Board, but remains unpaid, expense reimbursement amounts incurred on or prior to the date of termination that are reimbursable under Section 5(e) above and the cash value of any accrued but unused vacation time.

(b) For Cause. If the Executive’s employment is terminated by the Board for Cause, then the Company shall pay to the Executive his Base Salary, any Discretionary Bonus that has been awarded by the Board, but remains unpaid, expense reimbursement amounts incurred on or prior to the date of termination that are reimbursable under Section 5(e) above and the cash value of any accrued but unused vacation time through the date of his termination, and the Executive shall have no further entitlement to any other compensation or benefits from the Company.

(c) For Good Reason or Without Cause. Subject to Sections 10(f) and 10(g)(ii) below, if the Executive terminates his employment with the Company for Good Reason or the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than as specified in Section 10(b) above, then the Company shall:

(i) Pay the Executive an amount equal to the sum of (A) the Executive’s then-current annualized Base Salary, plus (B) the maximum Discretionary Bonus for which the Executive was eligible in respect of the year in which such termination occurs, payable over a period of one year following such termination in substantially equal installments on the regularly scheduled Company payroll dates occurring during such one-year period, provided, however, that the first such payment shall not be made until the first regularly scheduled Company payroll date occurring more than fifty-two (52) days after the date of termination (the date on which such payment is made, “First Payroll Date”) and any amounts that would otherwise be payable prior to the First Payroll Date shall instead be paid on the First Payroll Date;

(ii) Pay the Executive a lump-sum amount, payable on the date of termination, equal to the sum of the cash value of all accrued but unused vacation time, any Discretionary Bonus that has been awarded by the Board for a prior year but remains unpaid, and expense reimbursement amounts incurred on or prior to the date of termination that are reimbursable under Section 5(e) above; and

(iii) Subject to the Executive’s valid and timely election under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) to receive benefits, pay directly to the insurer on the Executive’s behalf the full cost of the premiums required to continue the healthcare of the Executive and his dependents at the same levels in effect on the date of termination until the earlier to occur of the 18-month anniversary of the

Executive’s date of termination or the date on which the Executive becomes eligible for substantially comparable healthcare coverage under the group health plan of another employer (in either case, the “Continuation Period”), provided, however, that if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (B) the Company cannot provide the COBRA benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (C) the Company is otherwise unable under applicable law to continue to cover the Executive or the Executive’s dependents under its group health plans without violating a prohibition on such coverage or incurring penalties and/or additional taxes as a result of such coverage, then, in any such case, an amount equal to each remaining premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof) (the benefit described in this Section 10(c)(iii), the “COBRA Severance”). After the Continuation Period, any COBRA continuation (to the extent permitted under applicable law) shall be at the Executive’s sole expense. The Executive shall notify the Company immediately if the Executive becomes eligible to be covered by a medical or health insurance plan of another employer.

(d) Change in Control. Notwithstanding Section 10(c) above or anything contained herein to the contrary, subject to Sections 10(f) and 10(g)(ii) below, if, during the period beginning 60 days prior to and ending 18 months after the occurrence of a Change in Control, the Executive’s employment is terminated by the Company (or its successor) without Cause or by the Executive for Good Reason, then the Company (or its successor) shall provide the following compensation and benefits to the Executive:

(i) A lump-sum cash payment equal to the sum of (A) twice the Executive’s Base Salary as in effect immediately prior to such termination, (B) twice the maximum amount of the Discretionary Bonus to which the Executive was eligible for the year in which such termination occurs and (C) the cash value of any accrued but unused vacation time, any Discretionary Bonus that has been awarded by the Board but remains unpaid, and expense reimbursement amounts incurred on or prior to the date of termination that are reimbursable under Section 5(e) above, with the payments described in (A) and (B) being paid on the First Payroll Date and the payments described in (C) being paid on the date of termination; provided, however, that if the Change in Control occurs during the sixty-day period following the Executive’s termination and the Executive has already received or begun receiving payments under Section 10(c)(i) and/or (ii) above prior to the date of the Change in Control, then the lump-sum payment described in this Section 10(d)(i) shall (x) be reduced by the amount of any such payments made under Section 10(c) prior to the date of the Change in Control, and (y) be made in full and final satisfaction of all amounts payable under Section 10(c)(i) and (ii) above (and under this Section 10(d)(i)).

(ii) All unvested stock options and other stock-based incentives held by the Executive and issued by the Company whether pursuant to a stock option or stock incentive plan approved by the Company’s stockholders or otherwise (collectively, the “Incentives”) shall immediately vest upon the later to occur of the Change in Control or the Executive’s termination without Cause or for Good Reason and, to the extent applicable, such Incentives shall remain exercisable for a period of 12 months following such termination; provided, however, that the exercise period for any Incentive shall not extend beyond the expiration of the maximum term of such Incentive; and

(iii) Subject to the Executive’s valid and timely election to receive benefits COBRA, the COBRA Severance in accordance with the terms of Section 10(c)(iii) above. After the Continuation Period, any COBRA continuation (to the extent permitted under applicable law) shall be at the Executive’s sole expense. The Executive shall notify the Company immediately if the Executive becomes eligible to be covered by a medical or health insurance plan of another employer.

(e) Parachute Payments.

(i) Parachute Payment Limitation. If any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following two alternative forms of payment shall be paid to the Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%). A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless the Executive elects in writing a different order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Executive. In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless the Executive elects in writing a different order for cancellation.

(ii) Gross-Up Payment. If it is determined that the Payment would result in an Excise Tax, the Company shall pay and the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount that after the payment of all taxes (including, without limitation, (i) any income or employment taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, the Executive shall retain an amount equal to the full Excise Tax. In no event shall any such Gross-Up Payment or any payment of any income or other taxes to be paid by the Company under this Section 10(e) be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, the Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.

(iii) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 10(e). If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(iv) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

(f) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 10. Further, notwithstanding anything to the contrary contained in this Section 10, the Company shall have no obligation to pay, and the Executive shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 10 following termination of the Executive’s employment unless the Executive executes a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), which Release Agreement shall be provided by the Company within 5 days of the date of the termination of the Executive’s employment with the Company and shall be executed by the Executive within the time limit set forth therein, releasing the Company from any and all liability in connection with the Executive’s employment and the termination thereof; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to the Executive, and the Executive shall be entitled to receive, the amount or cash value of any earned but unpaid: (i) Base Salary, (ii) previously awarded Discretionary Bonus, (iii) accrued but unused vacation time or (iv) unreimbursed expenses, in each case, as of the date of termination.

(g) Section 409A.

(i) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Execution Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Execution Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with the Executive and may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or to preserve the economic benefits of such compensation and benefits, including actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10(g) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so. To the extent that compensation or benefits payable under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, and are designated under this Agreement as payable upon (or within a specified time following) the Executive’s termination of employment, such compensation or benefits shall, subject to Section 10(g)(ii) hereof, be payable only upon (or, as applicable, within the specified time following) the Executive’s “separation from service” from the Company (within the meaning of Section 409A). For purposes of Section 409A, any right to a series of installment payments pursuant to this Agreement, including without limitation any severance payments (including any COBRA Severance), will be considered as a right to a series of separate payments.

(ii) Specified Employee. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under Sections 10(c) and (d) of this Agreement, shall be paid to the Executive during the 6-month period following the Executive’s separation from service, to the extent that (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then the Company will pay the Executive the cumulative amount that would have otherwise been payable to the Executive during such 6-month period in a lump sum on the first business day after such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

(h) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 10.

(i) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company and from all other offices and positions with the Company, effective as of the date of such termination, and the Executive shall take any steps reasonably requested by the Company to effectuate the foregoing.

(j) The provisions of this Section 10 shall survive any termination of this Agreement.

11. Miscellaneous.

(a) Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Arbitration. Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in the City of Los Angeles, California in accordance with the rules of the JAMS then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the state and federal courts located in the City of Los Angeles, California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne by the Company, except that the Executive shall be required to pay an amount equivalent to any filing fees that the Executive would have had to pay if a dispute had been filed in state or federal court in the City of Los Angeles. Notwithstanding the foregoing, the Executive shall be required to pay his own attorneys’ fees unless the arbitrator determines that the Executive is the prevailing party, in which case, the Executive shall be entitled to recover reasonable attorneys’ fees from the Company. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto (except as expressly provided in Section 10(g) above).

(f) Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) Affiliates. As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with tile specified Person.

(k) Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PUMA BIOTECHNOLOGY, INC.

By:	/s/ Thomas Malley
Name: Thomas Malley
Title: Member, Board of Directors

THE EXECUTIVE

/s/ Alan H. Auerbach
Alan H. Auerbach

Exhibit A

Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between Alan H. Auerbach (the “Executive”) and Puma Biotechnology, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated January     , 2012 (the “Employment Agreement”), which sets forth the terms of the Executive’s employment with the Company as its President and Chief Executive Officer;

WHEREAS, Section 10 of the Employment Agreement sets forth certain compensation and other benefits payable to the Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, paragraph (e) of Section 10 provides that the Company’s obligation to pay to the Executive the compensation and other benefits described in Section 10 of the Employment Agreement (other than certain accrued compensation) is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 10(e) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Separation of Employment. The Executive’s employment with the Company terminated effective as of [DATE] under the circumstances described in Section 9([insert applicable paragraph of Sec. 9]) of the Employment Agreement. As a result of such termination, the Executive is entitled to the payments and benefits described in Section 10([insert applicable paragraph of Sec. 10]), subject to his entry into this Agreement. The Executive acknowledges that he has been paid his final salary, any earned but unpaid Discretionary Bonus (as defined in the Employment Agreement), any unreimbursed business expenses that are reimbursable under the terms of the Employment Agreement and the cash value of any accrued but unused vacation time through his last day of employment.

2. Release of Claims. In consideration for the payments and other benefits described in Section 10 of the Employment Agreement, the Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a) All claims that the Executive has now, whether or not he now knows about the claims;

(b) All claims for attorney’s fees and costs;

(c) All claims for alleged discrimination against him under any applicable federal, state and/or local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d) All claims arising out of his employment and/or the termination of his employment and service as an officer, director and/or employee of the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and/or breach of the covenant of good faith and fair dealing;

(e) All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer, director and/or employee of the Company; and

(f) All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, severance pay, termination pay, transaction-based compensation and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of the Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any vested interest he may have in any 40l(k) plan by virtue of his employment with the Company, (c) any rights or claims that may first arise after this Agreement is signed, (d) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (e) the payments and benefits specifically promised to the Executive under this Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

The Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Section 2, “the Executive” includes anyone who has or obtains any legal rights or claims through the Executive, and the term “Company” means Puma Biotechnology, Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, consultants, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

3. Rights to Counsel, Consider, and Revoke and Rescind; Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive hereby unconditionally releases and forever discharges the Company from any and all claims that the Executive may have as of the date Executive signs this Agreement arising under the ADEA. By signing this Agreement, the Executive hereby acknowledges and confirms the following:

(i) The Executive was, and is hereby, advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney;

(ii) The Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto;

(iii) The Executive knowingly and voluntarily accepts the terms of this Agreement;

(iv) The payments and benefits provided to the Executive in consideration of this release are in addition to any amounts otherwise owed to the Executive; and

(v) This Agreement is written in a manner designed to be understood by the Executive and he understands it. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

4. Charges. This Agreement does not prohibit the Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

5. Notice of Section 1542 Rights. The Executive expressly agrees that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, whether arising from or attributable to the Executive, or to the Company’s officers, directors, employees, and agents, acting within or beyond the scope of their employment; whether relating to his employment by the Company or performance of services for the Company occurring before the execution of this Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Notice of Section 1541 Rights. This Agreement is in full accord, satisfaction and discharge of doubtful and disputed claims that the Executive has against the Company, and the Executive has signed this Agreement with the express intention of releasing and extinguishing all claims the Executive may have against the Company, in accordance with Section 1541 of the California Civil Code, which section reads as follows:

§1541. An obligation is extinguished by a release therefrom given to the debtor by the creditor, upon a new consideration, or in writing, with or without new consideration.

7. Other Agreements. The Executive’s obligations under Sections 6 and 7 of the Employment Agreement shall remain in full force and effect and will survive the termination of the Executive’s employment with the Company in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall be construed to supersede or otherwise relieve the Executive of such obligations.

8. Remedies. In the event that the Executive initiates or voluntarily participates in any action waived by this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in Paragraph 3 of this Agreement within the seven (7)-day period provided under Paragraph 3, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the severance provisions of the Employment Agreement and/or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The foregoing shall not apply to Executive’s bringing to the attention of the EEOC any claims of discrimination. Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

10. Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

11. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of California regardless of the law that might be applied under principles of conflicts of laws.

12. Miscellaneous. This Agreement states the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms. This Agreement shall inure to the benefit of the successors and assigns of the Company.

The Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party. The Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the

Company has no obligation to provide to the Executive the payments and benefits described under Section 10(c) and/or 10(d) of the Employment Agreement if he does not enter into this Agreement.

The Executive has read this Agreement carefully and understands all of its terms. He acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, the Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

THE EXECUTIVE:	PUMA BIOTECHNOLOGY, INC.

By:
Alan H. Auerbach	Its:

Dated:	Dated:

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